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                                                                    Exhibit 99.1
                                                                    ------------

                     [GERBER CHILDRENSWEAR, INC. LETTERHEAD]




                                       For:       Gerber Childrenswear, Inc.
                                       Contact:   Richard Solar
                                                  Senior Vice President and
                                                  Chief Financial Officer
                                                  (212) 268-5100
FOR IMMEDIATE RELEASE
                                       Investors: Stacey Bibi/Lindsey Schaefer
                                       Media:     Stacy Roth/Kimberly Mark
                                                  Morgen-Walke Associates
                                                  (212) 850-5600


       GERBER CHILDRENSWEAR, INC. HIRES FIRST UNION SECURITIES TO EXPLORE
                             STRATEGIC ALTERNATIVES

         New York, New York, May 24, 2000 - Gerber Childrenswear, Inc. (NYSE:GCW) today announced that it has hired First Union Securities to assist the Company in maximizing shareholder value. First Union will explore strategic alternatives for Gerber, including a possible merger or acquisition of the business. Until a definitive decision has been made on the strategic direction, the Company does not intend to make further announcements on the status or results of the process.

         Edward Kittredge, Chairman, President and Chief Executive Officer, stated, "While we have a strong financial position, a widely recognized brand name, and a solid platform for growth, we are currently exploring strategic alternatives in an effort to maximize value for our shareholders."

         Gerber Childrenswear, Inc. is a leading marketer of infant and toddler apparel and related products, which it offers under its flagship licensed brand, Gerber, as well as the Baby Looney Tunes, Curity and Little Suzy's Zoo licensed brand names and the Onesies trademark. The Company is the leading provider of these products to volume retailers, and also distributes to mid-tier department stores and specialty retailers. In addition,

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Gerber Childrenswear, Inc. acquired Auburn Hosiery Mills, Inc. and Sports Socks
Company (Ireland) Limited (collectively referred to as "Auburn") in December 1997. Auburn manufactures, markets and sells branded sport socks for men, women and children under licensed brand names such as Wilson, Coca-Cola, Converse and Dunlop.

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on Gerber Childrenswear, Inc.'s current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ are indicated in the Company's filings with the Securities and Exchange Commission.


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